EX-99.(h)(6)

Execution Version

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement dated and effective as of June 18, 2015, by and between Goldman Sachs Trust II (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, Trust and the Bank entered into an Administration Agreement dated and effective as of as of April 30, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Bank and the Trust desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Additional Portfolios

We hereby advise you that the Trust has established four new series of shares to be known as Goldman Sachs Multi-Manager Global Equity Fund, Goldman Sachs Multi-Manager Real Assets Strategy Fund, Multi-Manager International Equity Fund and Multi-Manager U.S. Dynamic Equity Fund (the “Portfolios”). In accordance with the terms of the Agreement, the Trust hereby requests that the Portfolios be added to the Agreement as “Portfolios.” In connection with such request, the Trust hereby confirms to the Bank, as of the date hereof, its representations and warranties set forth in the Agreement as amended by the Amendment. Schedule A to the Agreement shall be revised and replaced in its entirety with Schedule A attached hereto.

3.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia

Name:	Gunjan Kedia

Title:	Executive Vice President

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh

Name:	Scott M. McHugh

Title:	Treasurer & Principal Financial Officer

ADMINISTRATION AGREEMENT

SCHEDULE A

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Multi-Manager International Equity Fund

Multi-Manager U.S. Dynamic Equity Fund